SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 14, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.     Other Events

          As previously disclosed, in January 2002, the California Attorney General (AG) filed a complaint in the San Francisco Superior Court against PG&E Corporation and its directors, as well as against the directors of Pacific Gas and Electric Company (Utility), based on allegations of unlawful, unfair or fraudulent business acts or practices in violation of California Business and Professions Code Section 17200 (Section 17200).  Among other allegations, the AG alleged that past transfers of money from the Utility to PG&E Corporation, and allegedly from PG&E Corporation to other affiliates of PG&E Corporation, violated various conditions established by the California Public Utilities Commission (CPUC) in decisions approving the holding company formation.  The AG also challenged PG&E Corporation’s alleged failure to infuse the Utility with cash.  Similar complaints were filed in February 2002 against PG&E Corporation by the City and County of San Francisco in San Francisco Superior Court, and against PG&E Corporation, its directors, and the Utility’s directors by Cynthia Behr, a private plaintiff, in Santa Clara Superior Court.  The AG and the City and County of San Francisco requested restitution of assets allegedly wrongfully transferred to PG&E Corporation from the Utility, civil penalties, and injunctive relief, among other remedies. The three cases were later designated as complex proceedings and coordinated in the San Francisco Superior Court, where they are pending currently.

          The defendants removed all three lawsuits to the Bankruptcy Court.  The plaintiffs asked the Bankruptcy Court to send the lawsuits back to the state  courts.  In June 2002, among other actions, the Bankruptcy Court sent back to the state courts only the Section 17200 portions of the complaints that were focused on the allegedly improper payments from the Utility to PG&E Corporation and PG&E Corporation’s alleged failure to infuse monies into the Utility as needed.

          On October 8, 2003, the U.S. District Court for the Northern District of California (District Court) reversed, in part, the Bankruptcy Court’s June 2002 decision and ordered the plaintiffs’ restitution claims sent back to the Bankruptcy Court.  The District Court found that these claims, estimated by the plaintiffs at approximately $5 billion, are the property of the Utility’s estate and are therefore properly within the Bankruptcy Court’s jurisdiction.  Under the new plan of reorganization proposed by the Utility, PG&E Corporation, and the Official Committee of Unsecured Creditors dated July 31, 2003 (Settlement Plan) and submitted to the Bankruptcy Court for confirmation, the Utility would release these claims.  The District Court also affirmed, in part, the Bankruptcy Court’s June 2002 decision and found that the plaintiffs’ civil penalty and injunctive relief claims under Section 17200 could be resolved in San Francisco  Superior Court.

          Under Section 17200, the AG and the City and County of San Francisco are entitled to seek civil penalties of $2,500 against each defendant for each violation of Section 17200.  The AG’s complaint asserted that the total civil penalties would be not less than $500 million.  PG&E Corporation believes that the applicable calculation methodology for civil penalties, if any violations were found, would not result in a material adverse effect on its financial condition or results of operations.

          A status conference in San Francisco Superior Court for all three cases has been scheduled for October 21, 2003.  No proceedings have yet been scheduled in Bankruptcy Court for the restitution claims.

Item 9.       Regulation FD Disclosure

          The information reported in this section of this Current Report on Form 8-K, included Exhibit 1, is being furnished, not filed, pursuant to Item 9 of Form 8-K.

          Attached to this Current Report on Form 8-K as Exhibit 1 are revised financial projections relating to the Settlement Plan.  Financial projections relating to the Settlement Plan were furnished to the Securities and Exchange Commission (SEC) on a Form 8-K on July 8, 2003.  The financial projections furnished to the SEC on July 8, 2003 were included as Exhibit C to the Disclosure Statement dated July 31, 2003 and mailed to all persons entitled to vote on the Settlement Plan on August 15, 2003.

          Among other revisions, the financial projections have been revised to reflect the following significant events:

-

The proposed settlement agreement submitted to the CPUC for approval in the Utility’s 2003 General Rate Case (GRC) on September 15, 2003.  The settlement proposes lower depreciation rates than originally assumed, resulting in a higher rate base and lower cash flow over the forecast period.

-

The bill credit of $444 million to the Utility’s customers ordered by the CPUC on September 4, 2003, to pass through the California Department of Water Resources’ (DWR) reduction in its 2003 revenue requirement to customers.  (The Utility's financial forecasts of the cash projected to be available at the effective date of the Settlement Plan are expected to largely offset the decrease due to the one-time bill credit.)

          Projected net income under the July 2003 projections and the revised projections is about equal for the first two years (2004 and 2005), increasing to a positive difference under the revised projections of about $13 million in 2008 as a result of the lower depreciation rates agreed to as part of the GRC settlement.  Likewise, the projected amount of cash flow available for dividends and share repurchases beginning in 2005 is projected to be between $30 million to $50 million less per year in the revised projections than in the July 2003 projections, accumulating to about $150 million over the 2005-2008 forecast period.

          PG&E Corporation and the Utility believe that the forecast credit ratios based upon the updated projections are not materially different from the ratios contained in the projections furnished to the SEC in July 2003.

Cautionary Statement Regarding Forward Looking Statements

          The projected financial information attached hereto as Exhibit 1 and the various assumptions underlying such projections constitute forward-looking statements which are necessarily subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements and financial projections.  Some of the factors that could cause results to differ materially include:

-

The outcome of the Utility’s Chapter 11 proceeding, including whether the proposed settlement agreement among the Utility, PG&E Corporation, and the staff of the CPUC becomes effective and whether the Settlement Plan is implemented;

-

The outcome of pending litigation and regulatory proceedings, including proceedings related to the true-up of the allocation of the DWR’s 2001-2002 revenue requirements among the three California investor-owned electric utilities, the timing and impact of the end of the retail electric rate freeze, the structure of post-rate freeze ratemaking, whether the Utility is required to refund previously collected revenues to ratepayers, and whether the proposed settlements in the Utility’s 2003 GRC proceeding are approved by the CPUC;

-

The Utility's ability to manage the net open position over time, which can be affected by whether various counterparties are able to meet their obligations under their power sale agreements with the Utility or with the DWR;

-	The level and volatility of wholesale electricity and natural gas prices and the Utility's ability to manage and respond to this volatility successfully;

-	The demand for and pricing of natural gas transportation and storage services;

-

Increased competition as a result of municipalization of the Utility's distribution assets, self-generation by customers, and other forms of competition that may result in stranded investment capital, loss of customer growth, and additional barriers to cost recovery;

-

The extent to which the cities and counties in the Utility’s service territory become community choice aggregators and the extent to which the Utility’s distribution customers can switch between purchasing electricity from the Utility or from alternate energy service providers as direct access customers;

-

The operation and decommissioning of the Utility’s Diablo Canyon nuclear power plant, which expose the Utility to potentially significant environmental and capital expenditure risks, and, to the extent the Utility is unable increase its spent fuel storage capacity by 2007 or find an alternative depository, the risk that the Utility may be required to close Diablo Canyon and purchase electricity from more expensive sources;

-

Future regulatory proceedings related to whether the Utility has complied with all applicable rules, tariffs, and orders, and the extent to which a finding of non-compliance could result in customer refunds, penalties, or other non-recoverable expense;

-	The effect of compliance with existing and future environmental laws, regulations, and policies;

-	How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the holding company conditions.

-	Unanticipated population growth or decline, changes in market demand and general economic and financial market conditions, including unanticipated changes in interest or inflation rates;

-	Unanticipated changes in operating expenses and capital expenditures;

-	Applicable governmental policies and legislative or regulatory actions;

-

Weather, storms, earthquakes, fires, other natural disasters, explosions, accidents, mechanical breakdowns, and other events or perils that affect demand, result in power outages, reduce generating output or cause damage to the Utility’s assets or operations or those of third parties on which the Utility relies;

-	Acts of terrorism;

-	Actions of rating agencies and

-	New accounting pronouncements, including significant changes in accounting policies material to the Utility.

          In particular, the financial projections, attached as Exhibit 1, have been prepared based upon certain assumptions that PG&E Corporation and the Utility believe to be reasonable under the circumstances, taking into account the purpose for which they were prepared.  However, the financial projections were not prepared with a view toward compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts.  In addition, the financial projections have not been examined or compiled by the independent accountants of the Utility or PG&E Corporation.  Neither the Utility nor PG&E Corporation makes any representation as to the accuracy of the projections or the ability of the reorganized Utility to achieve the projected results.  Many of the assumptions on which the projections are based are subject to significant uncertainties.  Some assumptions may not materialize and unanticipated events and circumstances may affect the actual financial results.  Therefore, the actual results achieved may vary from the projected results and the variations may be material.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	CHRISTOPHER P. JOHNS _________________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:	LINDA Y.H. CHENG _________________________________________
LINDA Y.H. CHENG Corporate Secretary
Dated:	October 14, 2003

Exhibit Index

Exhibit 1	Revised financial projections relating to the Settlement Plan